Exhibit 10.1

DESCRIPTION OF 2013 BONUS PLAN

In February 2013, the Compensation Committee approved performance-based bonus opportunities for the Company's senior management group (the "2013 Bonus Program") under the Second Amended and Restated Covenant Transportation Group, Inc. 2006 Omnibus Incentive Plan (the "Incentive Plan"), including our CEO, our Chief Financial Officer, and our three other most highly compensated executive officers for the year ended December 31, 2012 (each a "Named Executive Officer" and, collectively, the "Named Executive Officers").  As set forth in the Incentive Plan, the Compensation Committee may choose from a range of defined performance measures.  As in 2012, the percentage of salary assigned to each Named Executive Officer is based on the Compensation Committee's evaluation of (i) the magnitude of each Named Executive Officer's ability to impact corporate performance based on the executive's responsibilities at the time the targets were set, (ii) the composition of each Named Executive Officer's total compensation package, and (iii) our long-term financial goals.

Under the 2013 Bonus Program and consistent with the objectives of the Incentive Plan, certain employees, including the Named Executive Officers, may receive incremental bonuses upon satisfaction of 2013 consolidated earnings per share targets (and, for Tony Smith, the satisfaction of 2013 operating income and operating ratio targets established for SRT), subject to upward or downward adjustment by the Compensation Committee for unusual, extraordinary, non-recurring, or similar items (collectively, the "2013 Performance Targets").  Each applicable 2013 Performance Target corresponds to a percentage bonus opportunity for the employee that is multiplied by the employee's base salary to determine the employee's bonus.  Pursuant to the 2013 Bonus Program, our Named Executive Officers may receive performance-based bonuses as follows:  (i) David R. Parker, Joey B. Hogan, and  R.H. Lovin, may receive between 25.0% and 100.0% of their respective base salary depending on the 2013 Performance Targets that are achieved, if any, (ii) Richard B. Cribbs may receive between 20.0% and 80.0% of his base salary depending on the 2013 Performance Targets that are achieved, if any, and (iii) Tony Smith may receive between 5.0% and 20.0% of his base salary depending on the 2013 Performance Targets achieved for the consolidated group, if any, and between 20.0% and 80.0% of his base salary based on 2013 Performance Targets achieved for SRT, if any.  Consolidated EPS targets range from $0.33 and increase to $1.00; SRT performance targets range from operating income of $11,641,000 and operating ratio of 93.7% and increase to operating income of $18,368,000 and operating ratio of 90.1%.  As with the performance targets established in prior years, the Compensation Committee also created specific parameters for awarding bonuses within certain incremental ranges of achievement of the performance targets.

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